Exhibit 4.1

EXECUTION COPY

DOVER CORPORATION

AND

THE BANK OF NEW YORK MELLON,

as Trustee

AND

THE BANK OF NEW YORK MELLON, LONDON BRANCH

as Paying Agent

FOURTH SUPPLEMENTAL INDENTURE

Dated as of December 2, 2013

2.125% Notes due 2020

FOURTH SUPPLEMENTAL INDENTURE (as hereinafter defined, the “Fourth Supplemental Indenture”), dated as of December 2, 2013, between DOVER CORPORATION, a Delaware corporation (the “Company”), THE BANK OF NEW YORK MELLON (formerly The Bank of New York), a New York banking corporation, as Trustee (as hereinafter defined, the “Trustee”) and THE BANK OF NEW YORK MELLON, LONDON BRANCH, as Paying Agent “the “Paying Agent’).

W I T N E S S E T H:

WHEREAS, the Company and Bank One Trust Company, N.A. (as predecessor to JP Morgan Trust Company National Association and The Bank of New York, the “Original Trustee”) executed and delivered an Indenture, dated as of February 8, 2001 (the “Indenture”), to provide for the issuance by the Company from time to time of unsecured notes, debentures or other evidences of indebtedness, to be issued in one or more series as provided in the Indenture;

WHEREAS, on February 12, 2001, pursuant to a Board Resolution, the Company issued a series of its debt securities under the Indenture designated as the “6.50% Notes due February 15, 2011” in the aggregate principal amount of $400,000,000;

WHEREAS, on October 13, 2005, pursuant to a Board Resolution, the Company issued two series of its debt securities under the Indenture, designated as the “4.875% Notes due October 15, 2015”, which were issued in the aggregate principal amount of $300,000,000, and as the “5.375% Debentures due October 15, 2035”, which were issued in the aggregate principal amount of $300,000,000 (together the “2005 Securities”);

WHEREAS, on March 14, 2008, pursuant to a Board Resolution, the Company issued two series of its debt securities under the Indenture, designated as the “5.45% Notes due March 15, 2018”, which were issued in the aggregate principal amount of $350,000,000, and as the “6.60% Notes due March 2038”, which were issued in the aggregate principal amount of $250,000,000 (together the “2008 Securities”);

WHEREAS, on March 22, 2011, pursuant to a Board Resolution, the Company issued two series of its debt securities under the Indenture, designated as the “4.300% Notes due 2021”, which were issued in the aggregate principal amount of $450,000,000, and as the “5.375% Notes due 2041”, which were issued in the aggregate principal amount of $350,000,000 (together the “2011 Securities”);

WHEREAS, the Company, JP Morgan Trust Company National Association (formerly known as Bank One Trust Company, N.A.) and The Bank of New York Mellon (as Trustee under the Indenture) executed and delivered the First Supplemental Indenture, dated as of October 13, 2005 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of March 14, 2008 (the “Second Supplemental Indenture”) and the Third Supplemental Indenture, dated as of February 22, 2011 (the “Third Supplemental Indenture”), among other things, to establish the forms and terms of the 2005 Securities, the 2008 Securities and the 2011 Securities, respectively;

WHEREAS, subsequent to the date of the First Supplemental Indenture, The Bank of New York Mellon acquired the trustee business of the Original Trustee and succeeded the Original Trustee as the Trustee under the Indenture;

WHEREAS, pursuant to Board Resolutions dated February 14, 2013 and November 26, 2013, the Company has authorized the creation and issuance of an additional and separate series of its debt securities under the Indenture, to be denominated in euros and designated as the “2.125% Notes due 2020”, which are to be issued in the initial aggregate principal amount of €300,000,000 (the “Notes”);

WHEREAS, pursuant to a Board Resolution authorizing the creation and issuance of the Notes, the Trustee has been designated as the trustee under the Indenture in respect of the Notes;

WHEREAS, Section 901 of the Indenture provides that, without the consent of the Holders, the Company, when authorized by a Board Resolution, may enter into a supplemental indenture with the Trustee, among other matters, to establish the forms or terms of any series as permitted by Sections 201 and 301 of the Indenture;

WHEREAS, the Company desires to establish the forms and terms of the Notes in accordance with Sections 201 and 301 of the Indenture;

WHEREAS, the Company has determined that this Fourth Supplemental Indenture is authorized or permitted by the Indenture and has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Section 903 of the Indenture to that effect and an Opinion of Counsel and an Officers’ Certificate pursuant to Section 102 of the Indenture to the effect that all conditions precedent provided for in the Indenture to the Trustee’s execution and delivery of this Fourth Supplemental Indenture have been complied with;

WHEREAS, the entering into this Fourth Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture, as supplemented by the First Supplemental Indenture, Second Supplemental Indenture and Third Supplemental Indenture;

WHEREAS, the Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and this Fourth Supplemental Indenture, is subject to the provisions of the Trust Indenture Act of 1939, as amended, that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions; and

WHEREAS, all things necessary to make this Fourth Supplemental Indenture a valid indenture and agreement according to its terms have been done.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definition of Terms. For all purposes of this Fourth Supplemental Indenture, except as otherwise expressly provided or unless the context requires otherwise:

(a) a term defined in the Indenture and not otherwise defined herein has the same meaning when used in this Fourth Supplemental Indenture; and

(b) the following terms have the meanings given to them in this Section 1.1(b) and shall have the meaning set forth below for purposes of this Fourth Supplemental Indenture and the Indenture as it relates to the Notes created hereby:

“Additional Amounts” shall have the meaning set forth in Section 2.5.

“Additional Notes” shall have the meaning set forth in Section 4.1.

“Business Day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in the City of New York or London are authorized or required by law, regulation or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

“Change of Control” means the occurrence of any of the following: (i) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” as the term is defined in Section 13(d)(3) of the Exchange Act) (other than the Company or one of its subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (ii) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of its subsidiaries, taken as a whole, to one or more Persons (other than the Company or one of its subsidiaries); or (iii) the first day on which a majority of the members of the Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Offer” shall have the meaning set forth in Section 3.3.

“Change of Control Payment” shall have the meaning set forth in Section 3.3.

“Change of Control Payment Date” shall have the meaning set forth in Section 3.3.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event with respect to the Notes.

“Clearstream” means Clearstream Banking Société Anonyme, Luxembourg.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German government bond whose maturity is closest to the maturity of the Notes, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes, if they were to be purchased at such price on the third business day prior to the Redemption Date, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by the Company.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who: (i) was a member of such Board of Directors on the date the Notes were issued; or (ii) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“€” or “euros” means the single currency of the Participating Member States.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System.

“Euroclear/Clearstream” means, collectively, Euroclear and Clearstream.

“Interest Payment Date” shall have the meaning set forth in Section 2.3(a).

“Interest Period” shall have the meaning set forth in Section 2.3(b).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc.

“Notes Maturity Date” shall have the meaning set forth in Section 2.2.

“Participating Member State” means a member state of the European Union which has adopted or adopts the single currency in accordance with the Treaty establishing the European Community (as that Treaty is amended from time to time).

“Person” shall have the meaning set forth in the Indenture and includes a “person” or “group” as these terms are used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (i) each of Moody’s and S&P; and (ii) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a Board Resolution) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means with respect to the Notes, the rating is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of: (i) the occurrence of a Change of Control; and (ii) public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform a Responsible Officer of the Trustee assigned to the Corporate Trust Office of the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“Regular Record Date” means, with respect to any Interest Payment Date for the Notes, the November 15 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Redemption Date” means, with respect to any redemption of Notes, the date fixed for such redemption pursuant to the Indenture and the Notes.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1 Designation and Principal Amount. The Notes may be issued from time to time upon written order of the Company for the authentication and delivery of the Notes pursuant to Sections 301 and 302 of the Indenture. There is hereby authorized a series of Securities to be denominated in euros and designated as the “2.125% Notes due 2020”, initially limited in aggregate principal amount to €300,000,000 (except upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 303, 304, 305, 306 or 1107 of the Indenture).

Section 2.2 Stated Maturity. The date upon which the Notes shall become due and payable at final maturity, together with any accrued and unpaid interest, is December 1, 2020 (the “Notes Maturity Date”).

Section 2.3 Interest.

(a) The Notes shall bear interest at the rate of 2.125% per annum. The date from which interest shall accrue on the Notes shall be December 4, 2013. Interest on the Notes shall be payable annually in arrears on December 1of each year (each, an “Interest Payment Date”), commencing December 1, 2014 to the Persons in whose name the relevant Notes are registered at the close of business on the Regular Record Date for such Interest Payment Date.

(b) Interest payable on any Interest Payment Date, the Notes Maturity Date, or, if applicable, the Redemption Date with respect to the Notes shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date of December 4, 2013, if no interest has been paid or duly provided for with respect to the Notes) to, but excluding, such Interest Payment Date, the Notes Maturity Date or, if applicable, the Redemption Date, as the case may be (each, an “Interest Period”).

(c) The amount of interest payable for any Interest Period shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or December 4, 2013 if no interest has been paid on the Notes), to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the

International Capital Market Association. In the event that any scheduled Interest Payment Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date shall be postponed to the next succeeding day which is a Business Day (and no interest on such payment shall accrue for the period from and after such scheduled Interest Payment Date).

(d) In the event that the Notes Maturity Date or the Redemption Date falls on a day that is not a Business Day, then the related payments of principal, premium, if any, and interest may be made on the next succeeding day that is a Business Day (and no additional interest shall accumulate on the amount payable for the period from and after the Notes Maturity Date or Redemption Date).

Section 2.4 Place of Payment and Appointment and Funding. Principal of, the Redemption Price (if any), Change of Control Payments (if any), and interest and Additional Amounts on, the Notes shall be payable at the office or agency of the Company maintained for such purposes in London, England, which shall initially be the principal corporate trust office or agency of the Paying Agent in London, England; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the security register or by wire transfer to an account appropriately designated by the Person entitled to payment; and provided that the Company shall pay principal of, premium, if any, and interest on, the Notes in global form registered in the name of or held Euroclear/Clearstream or such other Depositary as any officer of the Company may from time to time designate, or its respective nominee, by wire in immediately available funds to such Depositary or its nominee, as the case may be, as the registered Holder of such Notes in global form. Transfer of the Notes shall be registrable, the Notes shall be exchangeable for Notes of a like aggregate principal amount, and notices and demands to or on the Company in respect of the Notes and the Indenture, as amended and supplemented, may be served at the office or agency of the Company maintained for such purpose in New York, New York, which shall initially be the Corporate Trust Office of the Trustee in New York, New York.

The Paying Agent for the Notes shall initially be The Bank of New York Mellon, London Branch, and the Security Registrar for the Notes shall initially be the Trustee. Upon notice to the Trustee, the Company may change any Paying Agent or Security Registrar; provided, however, that the Company shall undertake to maintain a Paying Agent in a member state of the European Union that is not obliged to withhold or deduct tax pursuant to the European Union Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income, or any law implementing, or complying with or introduced in order to conform to, such directive.

On or prior to the date that any payment of principal of, the Redemption Price (if any), Change of Control Payments (if any), or interest and Additional Amounts (if any) on, or any other amount payable in respect of the Notes is due and payable, the Company shall deposit with the Paying Agent in London, England, an amount of money in euros sufficient to pay any and all such amounts due and payable in respect of the Notes on such payment date.

Section 2.5 Payment of Additional Amounts. The Company shall, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes (“Additional Amounts”) such Additional Amounts as are necessary in order that the net payment by the Company of the principal of, premium, if any, and interest on the Notes to a Holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

(a) to any tax, assessment or other governmental charge that is imposed by reason of the Holder (or the beneficial owner for whose benefit such Holder holds such Note), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary Holder, being considered as:

(1) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(2) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;

(3) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(4) being or having been a “10-percent shareholder” of the Company as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

(5) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(b) to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(c) to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or beneficial owner of the Notes to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(d) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment;

(e) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(f) to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

(g) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other paying agent;

(h) to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(i) to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(j) in the case of any combination of items (a), (b), (c), (d), (e), (f), (g), (h) and (i).

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this Section 2.5, the Company shall not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used in this Section 2.5 and Section 3.2, the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Any references in this Fourth Supplemental Indenture, the Indenture and the Notes to principal, premium, interest or any other amount payable with respect to the Notes shall be deemed to include Additional Amounts, as the context shall require.

At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable (unless such obligation to pay such Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it will be promptly thereafter), if the Company shall be obligated to pay any such Additional Amounts with respect to such payment, the Company shall deliver to the Trustee a certificate of an officer stating that such Additional Amounts shall be payable and the amounts so payable and setting forth such other information as is necessary to enable the Trustee or other paying agent to pay such Additional Amounts to the Holders of such Notes on the payment date. The Company shall make copies of such certificate, as well as copies of tax receipts or other documentation evidencing the payment of the associated taxes or other charges, available to the Holders or beneficial owners of the Notes upon written request.

In order to comply with applicable tax laws (inclusive of rules, regulations and interpretations promulgated by competent authorities) related to this Fourth Supplemental Indenture and the Notes in effect from time to time (“Applicable Law”) that a foreign financial institution, issuer, trustee, paying agent or other party is or has agreed to be subject to, the Company agrees (i) to provide to The Bank of New York Mellon sufficient information about the parties and/or transactions (including any modification to the terms of such transactions) so that The Bank of New York Mellon can determine whether it has tax related obligations under Applicable Law, (ii) that The Bank of New York Mellon shall be entitled to make any withholding or deduction from payments to the extent necessary to comply with Applicable Law for which The Bank of New York Mellon shall not have any liability, and (iii) to hold harmless The Bank of New York Mellon for any losses it may suffer due to the actions it takes to comply with Applicable Law. The terms of this section shall survive the termination for any reason of this Fourth Supplemental Indenture or the satisfaction and discharge of the Notes.

Section 2.6 Denominations. The Notes shall be issuable in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Section 2.7 Global Notes. The Notes shall be issued initially in the form of a permanent Global Security or Global Securities in registered form and shall initially be deposited with and registered in the name of a nominee of The Bank of New York Mellon, London Branch, as the common depository, for the accounts of Euroclear/Clearstream as Depositary. Unless and until each such Global Security is exchanged for the Notes in certificated form, each Global Security may be transferred, in whole but not in part, and any payments on the Notes shall be made only to the Depositary or a nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

If, (i) Clearstream or Euroclear is no longer willing or able to discharge its responsibilities properly, and neither the Trustee nor the Company have approved a qualified successor within 90 days; or (ii) a Holder shall so request upon the occurrence and continuance of an Event of Default with respect to the Notes, the Company will issue notes in definitive form in exchange, in all or in part, as the case may be, for the registered global Note that had been held by the Depositary. Any Notes issued in definitive form in exchange for a registered global Note will be registered in the name or names that the Depositary gives to the Trustee or relevant agent of the Company or the Trustee. The Company expects that the Depositary’s instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in the registered global Note that had been held by the Depositary. In addition, the Company may at any time determine that the Notes shall no longer be represented by a global Note and will issue Notes in definitive form in exchange for such global Note pursuant to the procedure described above.

Section 2.8 Form of the Notes. The form of the Notes and the Trustee’s Certificate of Authentication to be endorsed thereon shall be substantially in the form attached as Exhibit A hereto, with such changes therein as the officers of the Company executing the Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof. The terms and provisions contained in the Notes, annexed hereto as Exhibits A, shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Company, the Trustee and the Paying Agent, by their execution and delivery of this Fourth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. As long as the Notes are in global form, the Paying Agent (in lieu of the Trustee) shall be responsible for:

(a) paying sums due on the Notes; and

(b) arranging on behalf of, and at the expense of, the Company for notices to be communicated to Holders in accordance with the terms of this Indenture.

Each reference in the Indenture and this Fourth Supplemental Indenture to the performance of duties set forth in clauses (a) and (b) above by the Trustee includes performance of such duties by the Paying Agent.

Section 2.9 No Sinking Fund. The Notes shall not be entitled to the benefit of any sinking fund.

ARTICLE 3

REDEMPTION OF THE NOTES

Section 3.1 Optional Redemption by Company. Except as otherwise may be specified in this Fourth Supplemental Indenture, the Notes may be redeemed, in whole, at any time, or in part, from time to time, at the option of the Company as follows:

(a) If the Notes are redeemed before the date that is three months prior to the Notes Maturity Date, the Notes being redeemed shall be redeemed at a Redemption Price equal to the greater of:

(i) 100% of the principal amount of the Notes then outstanding to be redeemed; and

(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Redemption Date), discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate, plus 12 basis points (0.12%), plus, in each case, accrued interest on the principal amount being redeemed to, but excluding, the Redemption Date.

(b) If the Notes are redeemed on or after the date that is three months prior to the Notes Maturity Date, the Notes shall be redeemed at a Redemption Price equal to 100% of the principal amount of the Notes then outstanding to be redeemed, plus accrued interest on the principal amount being redeemed to, but excluding, the Redemption Date.

(c) Installments of interest on the Notes being redeemed that are due and payable on Interest Payment Dates falling or or prior to a Redemption Date shall be payable on the Interest Payment Date to the Holders as of the close of business on the relevant Regular Record Date.

(d) If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee pro rata or by lot, but consistent with any applicable listing standards. In the event of redemption of Notes in part only, a new Note or Notes of like tenor of the unredeemed portion thereof (which shall not be less than the minimum authorized denomination for the Notes) shall be issued in the name of the Holder thereof upon cancellation thereof.

Section 3.2 Redemption for Tax Reasons. If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this Fourth Supplemental Indenture, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay Additional Amounts as described under Section 2.5 with respect to the Notes and such obligation cannot be avoided by the use of reasonable measures available to the Company, then the Company may at any time at its option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days prior notice, at a Redemption Price equal to 100% of their principal amount, together with accrued and unpaid interest on those Notes to, but not including, the Redemption Date.

Section 3.3 Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs with respect to the Notes, unless the Company has exercised its option to redeem the Notes as described above, the Company shall be required to make an offer (the “Change of Control Offer”) to each Holder of the then outstanding Notes, to repurchase all or any part (equal to €1,000 or an integral multiple thereof) of that Holder’s Notes on the terms set forth herein and in the Notes, provided that a Holder tendering Notes for repurchase only in part must retain not less than €100,000 aggregate principal amount of Notes. In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall mail to Holders of the Notes, and furnish the Trustee with a copy thereof, a notice describing the transaction that constitutes or may constitute the Change of Control Triggering Event, offering to repurchase the Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), setting forth the instructions determined by the Company, consistent with the provisions of this Section 3.3, that a Holder must follow in order to have its Notes purchased, and stating that a Holder may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” appearing in Exhibit A, or a comparable form, together with any other procedures that a Holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance.

The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

(b) On the Change of Control Payment Date for the Notes, the Company shall, to the extent lawful:

(i)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

(c) The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

(d) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering

Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

ARTICLE 4

ORIGINAL ISSUE OF THE NOTES

Section 4.1 Additional Notes. The Notes are initially limited in aggregate principal amount to € 300,000,000. Subject to the terms and conditions contained herein, the Company may from time to time, without the consent of the existing Holders of Notes, increase the principal amount of Notes by creating and issuing additional Notes (the “Additional Notes”) having the same terms and conditions as the Notes in all respects, except for any differences in the issue date, issue price, interest accrued prior to the issue date of the Additional Notes and, in some cases, the first Interest Payment Date. The Additional Notes shall be fungible for United States federal income tax purposes and shall have the same ISIN and CUSIP numbers as the Notes. Any Additional Notes, at the Company’s determination and in accordance with provisions of the Indenture, shall be consolidated with and form a single series with the previously outstanding Notes for all purposes of the Indenture, including, without limitation, for purposes of determining whether the required percentage of the Holders of record has given approval or consent to an amendment or waiver or joined in directing the Trustee to take certain actions on behalf of all Holders. The aggregate principal amount of any Additional Notes shall be unlimited.

Section 4.2 Issuance in Euros. Initial Holders will be required to pay for the Notes in euros, and all payments of principal of, the Redemption Price (if any), Change of Control Payments (if any), and interest and Additional Amounts (if any), on the Notes, will be payable in euros; provided, however, that if, on or after the date of this Fourth Supplemental Indenture, the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to the Company or so used. The amount payable on any date in euros will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date. Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the Notes or the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing. Any references elsewhere in this Fourth Supplemental Indenture or the Notes to payments being made in euros notwithstanding, payments shall be made in U.S. dollars to the extent set forth in this Section 4.2.

ARTICLE 5

DEFEASANCE

Section 5.1 Company’s Option to Effect Defeasance or Covenant Defeasance. The Company may elect, at its option at any time, to have Section 5.2 or Section 5.3 applied to the Notes.

Section 5.2 Defeasance and Discharge. Upon the Company’s exercise of its option to have this Section applied to the Notes, the Company shall be deemed to have been discharged from its obligations with respect to the Notes as provided in this Section on and after the date the conditions set forth in Section 5.4 are satisfied (hereinafter called “Defeasance”). For this purpose, such Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and to have satisfied all its other obligations under the Notes and this Indenture insofar as the Notes are concerned (and the Trustee, upon the request and at the expense of the Company, shall execute proper instruments acknowledging the same), subject to the following which shall survive until otherwise terminated or discharged hereunder: (1) the rights of Holders of the Notes to receive, solely from the trust fund described in Section 5.4 and as more fully set forth in such Section, payments in respect of the principal of and any premium and interest on the Notes when payments are due, (2) the Company’s obligations with respect to the Notes under Sections 304, 305, 306, 1002 and 1003, (3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and (4) this Article. Subject to compliance with this Article, the Company may exercise its option (if any) to have this Section applied to the Notes notwithstanding the prior exercise of its option to have Section 5.3 applied to the Notes.

Section 5.3 Covenant Defeasance. Upon the Company’s exercise of its option to have this Section applied to the Notes, (1) the Company shall be released from its obligations under Section 801(3), Sections 1005 through 1009, inclusive, of the Indenture, and any covenants provided pursuant to Section 301(16), 901(2) or 901(7) of the Indenture for the benefit of the Holders of the Notes and (2) the occurrence of any event specified in Sections 501(4) (with respect to any of Section 801(3), Sections 1005 through 1009, inclusive, of the Indenture and any such covenants provided pursuant to Section 301(16), 901(2) or 901(7)), and 501(7) of the Indenture shall be deemed not to be or result in an Event of Default, in each case with respect to the Notes as provided in this Section on and after the date the conditions set forth in Section 5.4 are satisfied (hereinafter called “Covenant Defeasance”). For this purpose, such Covenant Defeasance means that, with respect to the Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified Section of the Indenture (to the extent so specified in the case of Section 501(4)), whether directly or indirectly by reason of any reference elsewhere herein to any such Section or by reason of any reference in any such Section to any other provision herein or in any other document, but the remainder of this Indenture and the Notes shall be unaffected thereby.

Section 5.4 Conditions to Defeasance or Covenant Defeasance. The following shall be the conditions to the application of Section 5.2 or Section 5.3 to the Notes:

(a) The Company shall irrevocably have deposited or caused to be deposited with the Trustee, which for purposes of this Section 5.4 shall include The Bank of New York Mellon, London Branch, (or another trustee which satisfies the requirements contemplated by Section 609 and agrees to comply with the provisions of this Article applicable to it) as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefits of the Holders of the Notes, (A) money in an amount, or (B) Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or (C) a combination thereof, in each case sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee (or any such other qualifying trustee) to pay and discharge, the principal of and any premium and interest on the Notes on the Notes Maturity Date, in accordance with the terms of the Indenture, this Fourth Supplemental Indenture and the Notes. As used herein, “Government Obligation” means (i) direct obligations of a Participating Member State, (ii) obligations the timely payment of the principal of and interest on which is fully and unconditionally guaranteed by such Participating Member State, a central bank of a Participating Member State or a governmental agency of such Participating Member State, and (iii) certificates, depositary receipts or other instruments which evidence a direct ownership interest in obligations described in clause (i) or (ii) above or in any specific principal or interest payments due in respect thereof.

(b) In the event of an election to have Section 5.2 apply to the Notes, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Fourth Supplemental Indenture, there has been a change in the applicable United States federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders of the Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, Defeasance and discharge to be effected with respect to the Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, Defeasance and discharge were not to occur.

(c) In the event of an election to have Section 5.3 apply to The Notes, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and Covenant Defeasance to be effected with respect to the Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and Covenant Defeasance were not to occur.

(d) The Company shall have delivered to the Trustee an Officers’ Certificate to the effect that neither the Notes nor any other Notes of the same series as the Notes, if then listed on any securities exchange, will be delisted as a result of such deposit.

(e) No event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the Notes or any other Securities shall have occurred and be continuing at the time of such deposit or, with regard to any such event specified in Sections 501(5) and (6) of the Indenture, at any time on or prior to the 90th day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 90th day).

(f) Such Defeasance or Covenant Defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all Securities are in default within the meaning of such Act).

(g) Such Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which it is bound.

(h) Such Defeasance or Covenant Defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act unless such trust shall be registered under such Act or exempt from registration thereunder.

(i) The Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent with respect to such Defeasance or Covenant Defeasance have been complied with.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Confirmation of Indenture. The Indenture, as heretofore supplemented and as supplemented by this Fourth Supplemental Indenture, is in all respects ratified and confirmed, and this Fourth Supplemental Indenture shall be deemed part of the Indenture, as heretofore supplemented, in the manner and to the extent herein and therein provided.

Section 6.2 Responsibility of Recitals, Etc. The recitals herein and in the Notes (except in the Trustee’s certificate of authentication) shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or the sufficiency of this Fourth Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

Section 6.3 Concerning the Trustee. The Trustee does not assume any duties, responsibility or liabilities by reason of this Fourth Supplemental Indenture other than as set forth in the Indenture and, in carrying out its responsibilities hereunder, the Trustee shall have all of the rights, powers, privileges, protections and immunities which it possesses under the Indenture.

Section 6.4 Consent to Jurisdiction. The Company irrevocably consents and submits to the nonexclusive jurisdiction of any court of the State of New York or any United States federal court sitting, in each case, in the Borough of Manhattan, City of New York, State of New York, United States of America, and any appellate court from any thereof in any suit, action, or proceeding that may be brought in connection with the Indenture, this Fourth Supplemental Indenture or the Notes, and waives any immunity from the jurisdiction of such courts. The Company irrevocably waives, to the fullest extent permitted by law, any objection to any such suit, action or proceeding that may be brought in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Company agrees, to the fullest extent that it may lawfully do so, that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Company, and waives, to the fullest extent permitted by law, any objection to the enforcement by any competent court in the Company’s jurisdiction of organization of judgments validly obtained in any such court in New York on the basis of such suit, action or proceeding.

Section 6.5 Governing Law. This Fourth Supplemental Indenture and the Notes shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

Section 6.6 Severability. In case any one or more of the provisions contained in this Fourth Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Fourth Supplemental Indenture, or of the Notes, but this Fourth Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 6.7 Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 6.8 Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act which is required under such Act to be a part of and govern this Fourth Supplemental Indenture, the latter provision shall control. If any provision of this Fourth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Fourth Supplemental Indenture, as so modified or excluded, as the case may be.

Section 6.9 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first written above.

DOVER CORPORATION

By:	/s/ Brad M. Cerepak
Name:	Brad M. Cerepak
Title:	Senior Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O’Brien
Name:	Laurence J. O’Brien
Title:	Vice President

THE BANK OF NEW YORK MELLON, LONDON BRANCH as Paying Agent

By:	/s/ Irina Palchuk
Name:	Irina Palchuk
Title:	Vice President

[Signature Page to Fourth Supplemental Indenture]

EXHIBIT A

Form of Note

[IF THE CERTIFICATE EVIDENCES A GLOBAL NOTE: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, S.A./N.V., AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”) AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME, LUXEMBOURG (“CLEARSTREAM, LUXEMBOURG” AND, TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO SUCH ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, HAS AN INTEREST HEREIN.]

DOVER CORPORATION

2.125% Note due 2020

	CUSIP:	260003 AL2

	ISIN:	XS0998989098

	COMMON CODE:	099898909

No.		€

Dover Corporation, a corporation duly organized and existing under the laws of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to             , or registered assigns, the principal sum of €             on December 1, 2020 and to pay interest thereon from December 4, 2013 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, annually on December 1 in each year, commencing on December 1, 2014, at the rate of 2.125% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the November 15 (whether or not a Business Day) next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities ) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Principal of, the Redemption Price (if any), Change of Control Payments (as defined on the reverse hereof, if any), and interest and Additional Amounts (as defined on the reverse hereof, if any) on, the Securities shall be payable at the office or agency of the Company maintained for such purposes in London, England, which shall initially be the principal corporate trust office or agency of the Paying Agent in London, England, in euros; provided, however, that if the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Securities will be in U.S. dollars until the euro is again available to the Company or so used. The amount payable on any date in euros will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date. Any references elsewhere in the Securities or the Fourth Supplemental Indenture (as defined on the reverse hereof) to payments being made in euros notwithstanding, payments shall be made in U.S. dollars to the extent set forth in this paragraph. At the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register; provided, that the Company shall pay principal of (and premium, if any) and interest on this Security in global form registered in the name of or held by Euroclear/Clearstream or such other Depositary as any officer of the Company may from time to time designate, or its respective nominee, by wire in immediately available funds to such Depositary or its nominee, as the case may be, as the registered Holder of this Security in global form. As used herein:

“€” or “euros means the single currency of the Participating Member States.

“Participating Member State” means a member state of the European Union which has adopted or adopts the single currency in accordance with the Treaty establishing the European Community (as that Treaty is amended from time to time).

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Remainder of page left intentionally blank]

2

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:                  , 20

DOVER CORPORATION

By:
Name:
Title:

Attest:
Name: Title:

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated therein described in the within-mentioned Indenture.

Dated:                  , 20

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

[Reverse of Security]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of February 8, 2001 (herein called the “Base Indenture”, between the Company and The Bank of New York Mellon, as Trustee (the “Trustee”, which term includes any successor trustee under the Base Indenture), as amended and supplemented by the First Supplemental Indenture, dated as of October 13, 2005, between the Company and the Trustee (the “First Supplemental Indenture”), as further amended and supplemented by the Second Supplemental Indenture, dated as of March 14, 2008, between the Company and the Trustee (the “Second Supplemental Indenture”), as further amended and supplemented by the Third Supplemental Indenture, dated as of February 22, 2011 between the Company and the Trustee (the “Third Supplemental Indenture”) and as further amended and supplemented by the Fourth Supplemental Indenture, dated as of December 2, 2013 between the Company, the Trustee and The Bank of New York Mellon, London Branch, as Paying Agent (the “Paying Agent”), (the “Fourth Supplemental Indenture, together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the “Indenture”). Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Paying Agent and the Holders of the Securities, and of the terms upon which the Securities are, and are to be authenticated and delivered. This Security is one of a series designated on the face hereof initially limited in aggregate principal amount to € 300,000,000.

The Securities of this series are subject to redemption upon not less than 30 days’ and not more than 60 days’ notice by mail, as a whole or in part, at the election of the Company, from time to time. If the Securities of this series are redeemed before the date that is three months prior to the Stated Maturity Date of the Securities of this series, the Securities shall be redeemed at a Redemption Price equal to the greater of (i) 100% of the principal amount of such Securities then outstanding to be redeemed, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL ICMA) at the applicable Comparable Government Bond Rate plus 12 basis points (0.12%), plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date. If the Securities of this series are redeemed on or after the date that is three months prior to the Stated Maturity Date of the Securities of this series, the Securities may be redeemed at a Redemption Price equal to 100% of the principal amount of the Securities then outstanding to be redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date. Interest installments whose Stated Maturity is on or prior to such Redemption Date shall be payable to the Holders of such Securities, or one or more Predecessor Securities, of record at the close of business on the relevant Record Date referred to on the face hereof, all as provided in the Indenture.

For purposes of the redemption provisions, the following terms are applicable:

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German government bond whose maturity is closest to the maturity of the Securities, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Securities, if they were to be purchased at such price on the third business day prior to the Redemption Date, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by the Company.

If less than all of the Securities are to be redeemed, the Securities to be redeemed shall be selected by the Trustee pro rata or by lot, but consistent with any applicable listing standards. In the event of redemption of this Security in part only, a new Security or Securities of this series for the unredeemed portion hereof (which shall not be less than the minimum authorized denomination for the Securities) shall be issued in the name of the Holder hereof upon the cancellation hereof.

The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Securities (“Additional Amounts”) such Additional Amounts as are necessary in order that the net payment by the Company of the principal of, premium, if any, and interest on the Securities to a Holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Securities to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

(a) to any tax, assessment or other governmental charge that is imposed by reason of the Holder (or the beneficial owner for whose benefit such Holder holds such Security), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary Holder, being considered as:

(1) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(2) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Securities, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;

(3) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(4) being or having been a “10-percent shareholder” of the Company as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

(5) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(b) to any Holder that is not the sole beneficial owner of the Securities, or a portion of the Securities, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(c) to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or beneficial owner of the Securities to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Securities, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(d) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment;

(e) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(f) to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

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(g) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Security, if such payment can be made without such withholding by at least one other paying agent;

(h) to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of any Security, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(i) to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(j) in the case of any combination of items (a), (b), (c), (d), (e), (f), (g), (h) and (i).

The Securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Securities. Except as specifically provided above and in Section 2.5 of the Fourth Supplemental Indenture, the Company will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

Any references in the Fourth Supplemental Indenture, the Indenture and the Securities to principal, premium, interest or any other amount payable in respect of the Securities shall be deemed to include Additional Amounts, as the context shall require.

At least 30 days prior to each date on which any payment under or with respect to the Securities is due and payable (unless such obligation to pay such Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Securities is due and payable, in which case it will be promptly thereafter), if the Company shall be obligated to pay any such Additional Amounts with respect to such payment, the Company shall deliver to the Trustee a certificate of an officer stating that such Additional Amounts shall be payable and the amounts so payable and setting forth such other information as is necessary to enable the Trustee or other paying agent to pay such Additional Amounts to the Holders of such Securities on the payment date. The Company shall make copies of such certificate, as well as copies of tax receipts or other documentation evidencing the payment of the associated taxes or other charges, available to the Holders or beneficial owners of the Securities upon written request.

As used herein and in Sections 2.5 and 3.2 of the Fourth Supplemental Indenture, the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of the Fourth Supplemental Indenture, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay Additional Amounts as described herein and in the Fourth Supplemental Indenture with respect to the Securities and such obligation cannot be avoided by the use of reasonable measures available to the Company, then the Company may at any time at its option redeem, in whole, but not in part, the Securities on not less than 30 nor more than 60 days prior notice, at a Redemption Price equal to 100% of their principal amount, together with accrued and unpaid interest on those Securities to, but not including, the Redemption Date.

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If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Securities as described above, the Company shall be required to make an offer (the “Change of Control Offer”) to each Holder of the Securities to repurchase all or any part (equal to €1,000 or an integral multiple thereof) of that Holder’s Securities on the terms set forth herein, provided that a Holder tendering Securities for repurchase only in part must retain not less than €100,000 aggregate principal amount of Securities. In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Securities repurchased, plus accrued and unpaid interest, if any, on the Securities repurchased to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to the date of the consummation of any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall mail to Holders of the Securities, and furnish the Trustee with a copy thereof, a notice describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the Securities on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), setting forth the instructions determined by the Company, consistent with the provisions of Section 3.3 of the Fourth Supplemental Indenture, that a Holder must follow in order to have its Securities purchased, and stating that a Holder may elect to have such Securities purchased by completing the form entitled “Option of Holder to Elect Purchase” appearing below, or a comparable form, together with any other procedures that a Holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance.

The notice shall, if mailed prior to the date of the consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

On the Change of Control Payment Date, the Company shall be required, to the extent lawful: (a) to accept for payment all Securities or portions of Securities properly tendered pursuant to the Change of Control Offer; (b) to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Securities or portions of Securities properly tendered; and (c) to deliver or cause to be delivered to the Trustee the Securities properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Securities or portions of Securities being repurchased.

The Company shall not be required to make the Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Securities properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Securities if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Securities, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture or the Change of Control Offer provisions of the Securities by virtue of any such conflicts.

For purposes of the Change of Control Offer provisions, the following terms are applicable:

“Change of Control” means the occurrence of any of the following: (i) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” as the term is defined in Section 13(d)(3) of the Exchange Act) (other than the Company or one of its subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (ii) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of its subsidiaries, taken as a whole, to one or more Persons (other than the Company or one of its subsidiaries); or (iii)

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the first day on which a majority of the members of the Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means, with respect to the Securities, the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who: (i) was a member of such Board of Directors on the date the Securities were issued; or (ii) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc.

“Person” has the meaning set forth in the Indenture and includes a “person” or “group” as these terms are used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (i) each of Moody’s and S&P; and (ii) if either of Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a Board Resolution) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the Securities is lowered by each of the Rating Agencies and the Securities are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period shall be extended so long as the rating of the Securities is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of: (i) the occurrence of a Change of Control; and (ii) public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform a Responsible Officer of the Trustee assigned to the Corporate Trust Office of the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person

The Securities of this series are not entitled to the benefit of any sinking fund.

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The Fourth Supplemental Indenture contains provisions for defeasance and discharge at any time of (i) the entire indebtedness of this Security or (ii) certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of the Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing; the Notes shall be exchangeable for Notes of a like aggregate principal amount; and notices and demands to or on the Company in respect of the Notes and the Indenture, as amended and supplemented, may be served at the office or agency of the Company maintained for such purpose in New York, New York, which shall initially be the Corporate Trust Office of the Trustee in New York, New York.

The Securities of this series are issuable only in registered form without coupons in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

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Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Section 3.3 of the Fourth Supplemental Indenture, check the box below:

☐

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 3.3 of the Fourth Supplemental Indenture, state the amount below. If you tender less than all of your Securities for purchase, you must retain at least € aggregate principal amount of Securities.

€

Date:
Your Signature:
(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)